Exhibit 99.1

TOREADOR DISCLOSES TEMPORARY SHUT DOWN OF TURKISH GAS PRODUCTION

•	Sudden pressure drop in pipeline system caused operator TPAO to initiate shut down of production
•	Initial investigation indicates a fishing vessel trawling in the exclusion zone around the Akkaya platform was the cause of the incident

DALLAS, TEXAS – (November 26, 2007) – Toreador Resources Corporation (NASDAQ: TRGL) today disclosed that over the weekend production in the South Akcakoca Sub-basin (SASB) project in the Black Sea offshore Turkey was shut down by system operator TPAO (the Turkish national oil company), due to damage to the pipeline spur running to the Akkaya platform. At this time there does not appear to be any damage to the rest of the SASB pipeline system.

Underwater inspection reveals that the Akkaya pipeline spur has been separated at a pipeline flange and displaced approximately 20 feet from its original location. The likely cause was that a fishing boat, which was trawling through the exclusion zone around the platform, lifted the pipeline and caused the separation. An incident report filed by a fishing boat early Saturday morning with Turkish port authorities ties in with the initial assessment. As the likely cause is covered by insurance, cost of the repair work should be reimbursable subject to any deductibles.

Senior members of Toreador’s technical management team are on location along with local office management to provide support and improve communication with the damage assessment team and the system operator. Toreador will issue a further update when the full extent of the damage is known.

Toreador management believes that the company’s cash position at the end of the year will still be in excess of $20 million, as higher oil prices in France are expected to partially offset the effect of lost production in Turkey.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and

Toreador discloses temporary shut down of Turkish production, Nov. 26, 2007	Page 2 of 2

other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources

Stewart P. Yee, Vice President of Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net